Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of July 20, 2004, by and between MA-NEW ENGLAND EXECUTIVE PARK, L.L.C., a Delaware limited liability company (“Landlord”) and RADVIEW SOFTWARE INC., a New Jersey corporation (“Tenant”).

RECITALS

A.                                   Landlord (as successor in interest to EOP-New England Executive Park, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain lease dated January 5, 2000, which lease has been previously amended by a commencement letter dated March 14, 2000 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 11,228 rentable square feet (the “Original Premises”) described as Suite No. 140 on the 1st floor of the building commonly known as 7 New England Executive Park located at 7 New England Executive Park, Burlington, Massachusetts (the “Building”).

B.                                     Tenant and Landlord agree to relocate Tenant from the Original Premises to 4,929 rentable square feet of space described as Suite No. 130 on the 1st floor of the Building shown on Exhibit A attached hereto (the “Substitution Space”).

C.                                     The Lease by its terms shall expire on March 31, 2005 (“Prior Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       Substitution.

1.01.                        Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 4,929 rentable square feet and described as Suite No. 130 on the 1st floor of the Building.

1.02.                        The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined).  The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space.  Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall vacate the Original Premises within 7 Business Days following the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease. Notwithstanding anything to the contrary contained herein, if the Original Premises Vacation Date is subsequent to the Substitution Effective Date (such period commencing on the Substitution Effective Date and ending on the Original Premises Vacation Date, inclusive, is referred to herein as the “Vacation Period”), then, during the Vacation Period, Tenant shall comply with all terms and provisions of the Lease with respect to the Original Premises as though the Original Premises were still deemed part of the Premises hereunder, except that Tenant shall not be obligated to pay Base Rent or Additional Rent with respect to the Original Premises during the Vacation Period.  Following the Vacation Period, to the extent that Tenant has not vacated the Original Premises, then Tenant’s obligation for payment of Base Rent or Additional Rent with respect to the Original Premises shall be determined in accordance with Section 11 hereof.

2.                                       Substitution Effective Date.

2.01.                        The “Substitution Effective Date” shall be the later to occur of (i) July 15, 2004 (the “Target Substitution Effective Date”), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Substitution Space has been substantially completed; provided however, that if Landlord shall be delayed in substantially completing the Landlord work in the Substitution Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s).  A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

a.                                       Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

b.                                      Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

c.                                       Changes requested or made by Tenant to previously approved plans and specifications;

d.                                      The performance of work in the Substitution Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

e.                                       If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Substitution Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delay[s]), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of which does not materially interfere with Tenant’s use of the Substitution Space. Landlord shall use reasonable efforts to notify Tenant (which notice shall be given in writing or by email, confirmation of receipt requested, to Tenant’s CFO), of any circumstances of which Landlord is aware that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Substitution Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant’s obligation to pay Rent for the Substitution Space is correspondingly postponed, Tenant shall continue to be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease.  Landlord shall use reasonable efforts to provide Tenant with advance notice (which shall be given in writing or by email, confirmation of receipt requested, to Tenant’s CFO) of the estimated Substitution Effective Date at least 1 week prior to such estimated Substitution Effective Date, but Landlord’s failure to accurately estimate the Substitution Effective Date shall in no manner affect the Substitution Effective Date or any other obligations of Landlord or Tenant hereunder.  Upon final determination of the Substitution Effective

Date, Landlord shall notify Tenant in writing (or by email, confirmation of receipt requested, to Tenant’s CFO) of the actual Substitution Effective Date.  Landlord shall designate a Project Manager (as the same may change from time to time) to oversee the Landlord Work and liaise with Tenant with respect to the same and Tenant’s removal from the Original Premises.  The name and contact information of the initial Landlord Project Manager shall be set forth in Exhibit B attached hereto.  Such Project Manager shall communicate with Tenant’s CFO unless and until Tenant designates, and so informs Landlord in writing (or by email, confirmation of receipt requested, to Landlord’s Project Manager), of a different Tenant contact.

2.02.                        In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Section 2.01. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Tenant Delays), including, but not limited to, holding over by prior occupants.  Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

2.03.                        Notwithstanding the foregoing, if the Substitution Effective Date has not occurred on or before the Required Completion Date (defined below), Tenant, as its sole remedy, may terminate this Amendment by giving Landlord written notice of termination on or before the earlier to occur of:  (i) 5 Business Days after the Required Completion Date; and (ii) the Substitution Effective Date.  In such event, this Amendment shall be deemed null and void and of no further force and effect and Tenant shall promptly refund any reduction in the Security Deposit (as provided in Section 6 below) to Landlord, and, so long as Tenant has not previously defaulted under any of its obligations under the Work Letter, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Amendment, provided that Landlord and Tenant shall remain liable for all obligations under the Lease with respect to the Original Premises for the period through and including the Prior Termination Date. The “Required Completion Date” shall mean the date which is 90 days after the later of the date this Amendment is properly executed and delivered by Tenant, the date all prepaid rental, Security Deposits and guaranties required under this Amendment are delivered to Landlord, the date the building permit for the Landlord Work has been obtained, and, if applicable, the date all contingencies, if any, specified in this Amendment have been satisfied or waived in writing by Landlord.  Landlord and Tenant acknowledge and agree that:  (i) the determination of the Substitution Effective Date shall take into consideration the effect of any Tenant Delays; and (ii) the Required Completion Date shall be postponed by the number of days the Substitution Effective Date is delayed due to events of Force Majeure (as defined in the Lease).  Notwithstanding anything herein to the contrary, if Landlord determines in good faith that it will be unable to cause the Substitution Effective Date to occur by the Required Completion Date, Landlord shall have the right to immediately cease its performance of the Landlord Work and provide Tenant with written notice (the “Completion Date Extension Notice”) of such inability, which Completion Date Extension Notice shall set forth the date on which Landlord reasonably believes that the Substitution Effective Date will occur.  Upon receipt of the Completion Date Extension Notice, Tenant shall have the right to terminate this Amendment by providing written notice of termination to Landlord within 5 Business Days after the date of the Completion Date Extension Notice.  If Tenant does not terminate this Amendment within such 5 Business Day period, the Required Completion Date automatically shall be amended to be the date set forth in Landlord’s Completion Date Extension Notice.

3.                                       Extension.  The Term of the Lease is extended and shall terminate on the date (the “Extended Termination Date”) which is the day before the 5th anniversary of the Substitution Effective Date, unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

4.                                       Base Rent.  As of the Substitution Effective Date, the schedule of Base Rent payable with respect to the Premises during the remainder of the current Term and the Extended Term is the following:

Months of Term	Annual Rate Per Square Foot	Monthly Base Rent

Substitution Effective Date - Month 24	$16.00	$6,572.00
Month 25 - Month 36	$17.00	$6,982.75
Month 37 - Month 60	$18.00	$7,393.50

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the actual Substitution Effective Date shall be set forth in a confirmation letter to be prepared by Landlord.

5.                                       Substitution Payment.  On or before the Substitution Effective Date, Tenant shall pay to Landlord an amount (the “Substitution Payment”) as a fee in connection with the relocation to the Substitution Space and not as a penalty as follows:

a.                                       If the Substitution Effective Date is on or before August 1, 2004, the Substitution Payment shall be $100,106.18.

b.                                      If the Substitution Effective Date is on or before September 1, 2004, the Substitution Payment shall be $85,895.84.

c.                                       If the Substitution Effective Date is on or before October 1, 2004, the Substitution Payment shall be $71,655.74.

d.                                      If the Substitution Effective Date is on or before November 1, 2004, the Substitution Payment shall be $57,385.62.

e.                                       If the Substitution Effective Date is on or before December 1, 2004, the Substitution Payment shall be $43,085.25.

f.                                         If the Substitution Effective Date is on or before January 1, 2005, the Substitution Payment shall be $28,754.35.

g.                                      If the Substitution Effective Date is on or before February 1, 2005, the Substitution Payment shall be $14,392.69.

h.                                      If the Substitution Effective Date is on or before March 1, 2005, the Substitution Payment shall be $0.00.

6.                                       Security Deposit.  Upon full execution of this Amendment by Landlord and Tenant, the amount of Tenant’s Security Deposit obligation under Section VI of the Lease shall reduce from $100,000.00 to $36,712.05.  Accordingly, subsequent to the full execution of this Amendment by Landlord and Tenant, Landlord shall return a portion of the Security Deposit to Tenant in accordance with Section VI of the Lease so that the remaining Security Deposit held by Landlord shall equal $36,712.50.

7.                                       Tenant’s Pro Rata Share.  For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Premises is 2.4634%.

8.                                       Expenses and Taxes.  For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses applicable to the Premises is calendar year 2004 and the Base Year for the computation of Tenant’s Pro Rata Share of Taxes applicable to the Premises is Fiscal Year 2005 (i.e., July 1, 2004 to June 30, 2005).

9.                                       Improvements to Substitution Space.

9.01.                        Condition of Substitution Space.  Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

9.02.                        Responsibility for Improvements to Substitution Space.  Landlord shall perform improvements to the Substitution Space in accordance with the Work Letter attached hereto as Exhibit B.

10.                                 Early Access to Substitution Space. If Tenant is permitted to take possession of the Substitution Space before the Substitution Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Substitution Space to Landlord for each day of possession prior to the Substitution Effective Date.  However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Substitution Space for any days of possession before the Substitution Effective Date during which Tenant, with the approval of Landlord, is in possession of the Substitution Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.  In connection therewith, and subject to the terms of this Section 9, Landlord grants Tenant the right to enter the Substitution Space, at Tenant’s sole risk, (i) following installation of the ceiling grid in the Substitution Space, solely for the purpose of installing telecommunications and data cabling in the Substitution Space, and (ii) following installation of the carpeting in the Substitution Space, solely for the purpose of installing equipment, furnishings and other personalty.  Except for the cost of services requested by Tenant, Tenant shall not be required to pay Rent for the Substitution Space for any days of possession of the Substitution Space prior to the Substitution Effective Date during which Tenant is permitted entry to the Substitution Space for the purposes described in the immediately preceding sentence.  Landlord may withdraw such permission to enter the Substitution Space prior to the Substitution Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord’s Work at the earliest possible date.

11.                                 Holding Over.  If Tenant continues to occupy the Original Premises after the Original Premises Vacation Date (as defined in Section 1 above), occupancy of the Original Premises subsequent to the Original Premises Vacation Date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of Section XXV (Holding Over) of the Lease as qualified by the terms set forth in Section 1.02 of this Amendment.

12.                                 Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective dates are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

12.01                     Parties’ Notice Addresses.  Effective as of the date hereof, the respective Notice Addresses for Landlord and Tenant as set forth in Article I.M. of the Lease are hereby deleted and replaced with the following:

“Landlord:	With a copy to:

MA-New England Executive Park, L.L.C. c/o Equity Office 100 Summer Street Boston, Massachusetts 02110 Attn: Property Manager	Equity Office Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attn: Boston Regional Counsel

Tenant:

RadView Software, Inc.
7 New England Executive Park
Burlington, Massachusetts
Attn: Mr. Chris Dineen, CFO

12.02                     Renewal Option.

A.                                   Grant of Option; Conditions.  Tenant shall have the right to extend the Extended Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Extended Termination Date of the Extended Term and ending on the 5th anniversary of the Extended Termination Date (the “Second Renewal Term”), if:

1.                                       Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the Extended Term and not more than 12 full calendar months prior to the expiration of the Extended Term; and

2.                                       Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.                                       No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.                                       The Lease, as amended, has not been assigned by Tenant (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.                                     Terms Applicable to Premises During Second Renewal Term.

1.                                       The initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.  Base Rent during the Second Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article IV of the Lease.

2.                                       Tenant shall pay Additional Rent (i.e., Taxes and Expenses) for the Premises during the Second Renewal Term in accordance with Article IV of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Second Renewal Term.

C.                                     Procedure for Determining Prevailing Market.  Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Renewal Term.  Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Second Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Second Renewal Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Second Renewal Term.  When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Second Renewal Amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant’s Renewal Option shall be deemed to be null and void and of no force and effect.

D.                                    Second Renewal Amendment.  If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Second Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other terms which may be agreed upon by the parties.  The Second Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Second Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Second Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Second Renewal Amendment is executed.

E.                                      Definition of Prevailing Market.  For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Burlington, Massachusetts area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and this Amendment and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Amendment.

12.03                     Assignment and Subletting.

A.                                   Effective as of the date of this Amendment, the first sentence of Section XII.A. of the Lease is deleted in its entirety and replaced with the following:

“Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed if Landlord does not elect to exercise its termination rights under Section XII.B. below.”

B.                                     Effective as the date of this Amendment, the first sub-clause of the second sentence of Section XII.A. of the Lease shall be deleted in its entirety and replaced with the following:

“(1) with respect to an assignee, the proposed assignee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations, and with respect to a subtenant, the proposed subtenant is not financially able to meet its sublease obligations, including its obligation to pay rent under the sublease as they become due, such inability to be reasonably determined by Landlord based on a review of such proposed subtenant’s financial statements;”

C.                                     Effective as of the date of this Amendment, the fifth sub-clause of the first sentence of Section XII.E. of the Lease shall be deleted in its entirety and replaced with the following:

“(5) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within 10 days after the effective date of the proposed purchase, merger, consolidation or reorganization).”

12.04                     Contingency.  This Amendment is contingent upon Landlord entering into a new lease, lease amendment or other written agreement (the “New Agreement”) with a third party tenant (the “New Tenant”) for all of the Original Premises.  If the New Agreement has not been executed by the New Tenant on or before September 15, 2004, then either Landlord or Tenant can terminate this Amendment by delivering written notice to the other on or before September 27, 2004.  In the event Landlord or Tenant provide such a notice to the other, this Amendment shall be null and void and of no force or effect and the Lease shall continue in full force and effect with respect to the Original Premises as if this Amendment had not been executed.  Landlord shall notify Tenant in writing (or by email, confirmation of receipt requested to Tenant’s CFO) that the New Agreement has been executed promptly following execution of the New Agreement by Landlord and New Tenant.

13.                                 Miscellaneous.

13.01.                  This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity

(other than Tenant’s agents and professional consultants) without obtaining the express written consent of Landlord.

13.02.                  Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

13.03.                  In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

13.04.                  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.  The solicitation of offer represented by Tenant’s submission of this Amendment shall automatically expire within 30 days of such submission if Landlord has not countersigned this Amendment and delivered the same to Tenant within such 30 day period.

13.05.                  The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

13.06.                  Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Trammell Crow Company in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Trammell Crow Company claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

13.07.                  Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

MA-NEW ENGLAND EXECUTIVE PARK, L.L.C., a Delaware limited liability company

		By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

/s/ KIMBERLY RUBY			By:	/s/ GLENN VERRETTE

Name (print):	Kimberly Ruby		Name:	Glenn Verrette

			Title:	Vice President - Leasing Boston Region
Name (print):

WITNESS/ATTEST:			TENANT:

RADVIEW SOFTWARE INC., a New Jersey corporation

/s/ KEITH BARD			By:	/s/ CHRISTOPHER DINEEN

Name (print):	Keith Bard		Name:	Christopher Dineen

			Title:	Chief Financial Officer

Name (print):

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between MA-NEW ENGLAND EXECUTIVE PARK, L.L.C., a Delaware limited liability company (“Landlord”) and RADVIEW SOFTWARE INC., a New Jersey corporation (“Tenant”) for space in the Building located at 7 New England Executive Park, Burlington, Massachusetts.

As used in this Work Letter, the “Premises” shall be deemed to mean the Substitution Space, as defined in the attached Amendment.

1.                                       Landlord shall perform improvements to the Premises in accordance with the plans prepared by Denis J. Doyle, AIA, dated April 21, 2004 (the “Plans”).  The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.”  It is agreed that construction of the Landlord Work will be completed at Landlord’s sole cost and expense (subject to the terms of Section 2 below) using building standard methods, materials and finishes.  Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.  Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

2.                                       If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand.  Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans.  Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such revisions.  In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision.  Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans.  If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand.  Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

3.                                       This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Landlord Project Manager for Landlord Work:

Name:	Mike O’Shaughnessey
Telephone:	617-425-7829
Fax:	617-425-7501
Email:	mike_oshaughnessey@equityoffice.com